Exhibit 99.1

SunPower Receives Notice of Deficiency from Nasdaq Related to Delayed Filing of Quarterly Report on Form 10-Q Filed on November 24, 2025.

OREM, Utah (November 24, 2025) – SunPower Inc. (Nasdaq: SPWR) today announced that it received a deficiency notification letter from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) on November 19, 2025 (the “Notice”). The Notice indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 28, 2025 (the “Q3 Form 10-Q”). The Listing Rules require Nasdaq-listed companies to timely file all required periodic reports with the SEC. In accordance with Nasdaq’s listing rules, the Company has 60 calendar days after the Notice to submit a plan to regain compliance with the Listing Rule.

The Company’s Form 12b-25 notice (the “Form 12b-25”) filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2025 stated that the Q3 Form 10-Q was delayed because the Company required more time to compile and process certain information for inclusion in the Q3 Form 10-Q. The Company anticipates filing the Q3 Form 10-Q during the week of November 24, 2025.

About the Company

The Company has become a leading residential solar services provider in North America. The Company’s digital platform and installation services support energy needs for customers wishing to make the transition to a more energy-efficient lifestyle. For more information visit www.sunpower.com.

Company Contacts:

Sioban Hickie

VP Investor Relations & Marketing

IR@sunpower.com

(801) 477-5847

Source: SunPower